Exhibit 10

Grantee:
Shares:

MATRIX SERVICE COMPANY
AWARD AGREEMENT

__________________, 20__

«Grantee»
«Address1»
«Address2»
«City», «State» «PostalCode»

Dear «FirstName»:

1.    Award. The awards set forth in this Award Agreement (the "Award Agreement") are subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the 2012 Stock and Incentive Compensation Plan (the "Plan"), of Matrix Service Company, a Delaware corporation (the "Company") a copy of which is on file with, and may be obtained from, the Secretary of the Company, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Award Agreement. To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2.    Restricted Stock Units and Cash-Based Long-Term Incentive Award.

(a)    Restricted Stock Units and Performance Units Awards. The Company hereby grants to you an aggregate of up to «Shares» restricted stock units (individually, an "RSU," and collectively, "RSUs") as more specifically set forth in Section 2(f). Each RSU entitles you to receive one share of common stock, par value $.01 per share, of the Company (the "Shares") at such time as the restrictions described in Section 2(e)(ii) lapse as described in Section 2(f)(i). In addition, the Company hereby grants to you an aggregate of up to «Shares» performance units (individually, a "Performance Unit," and collectively, "Performance Units"). Each Performance Unit entitles you to receive up to two Shares at such time as the restrictions described in Section 2(e)(ii) lapse as described in Section 2(f)(ii).

(b)    Form of Restricted Stock; Possession of Certificates. The Company shall issue the Shares you become entitled to receive hereunder by book-entry registration or by issuance of a certificate or certificates for the Shares in your name as soon as practicable after the restrictions in Section 2(e)(ii) lapse as described in Section 2(f). In the event the Company issues a certificate or certificates for the Shares, such certificates shall be subject to such stop transfer orders and other restrictions as the committee of the Board of Directors that administers the Plan may deem necessary or advisable under the Plan and rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are then listed, and any applicable foreign, federal or state securities laws.

(c)    Stockholder Rights Prior to Issuance of Shares. Neither you nor any of your beneficiaries shall be deemed to have any voting rights, rights to receive dividends or other rights as a stockholder of the Company with respect to any Shares covered by the RSUs or the Performance Units until the date of book-entry registration or issuance by the Company of a certificate to you for such Shares.

(d)    Cash-Based Long-Term Incentive Award. In addition to the RSUs and Performance Units, the Company hereby grants to you a cash-based long-term incentive award, hereinafter referred to as the "Performance Cash Award." The minimum award is zero, the target award is $[[ ]] (the "Target Award") and the maximum award is $[[ ]] (the "Maximum Award"). The amount that will be paid in respect of the Performance Cash Award will be determined based on the Company's Return on Invested Capital ("ROIC"), as otherwise set forth herein and more fully described below. This Performance Cash Award entitles you to receive up to the Maximum Award at such time as the restrictions described in Section 2(e) lapse as described in Section 2(f) if the Maximum Performance Goal (as defined below) for ROIC established by the Committee is achieved.

(e)    Restrictions.

(i)    Your ownership of the RSUs and Performance Units and your right to receive the Performance Cash Award shall be subject to the restrictions set forth in subsection (ii) of this Section 2(e) until such restrictions lapse pursuant to the terms of Section 2(f).

(ii)    The restrictions referred to in subsection (i) of this Section 2(e) are as follows:

(A)    At the time of your termination of employment with the Company or a Subsidiary, other than a termination of employment that occurs as a result of an event described in any of Subsections (iv) through (vii) of this Section 2(f), you shall forfeit the RSUs, Performance Units and the Performance Cash Award to the Company and all of your rights thereto shall terminate without any payment of consideration by the Company.

(B)    You may not sell, assign, transfer or otherwise dispose of any RSUs or Performance Units, any portion of the Performance Cash Award or any rights under the RSUs, Performance Units or Performance Cash Award. No RSU, Performance Unit or Performance Cash Award and no rights under any such RSU, Performance Unit or Performance Cash Award may be pledged, alienated, attached or otherwise encumbered, other than by will or the laws of descent and distribution. If you or anyone claiming under or through you attempts to violate this Section 2(e)(ii)(B), such attempted violation shall be null and void and without effect, and all of the Company's obligations hereunder shall terminate.

(f)    Lapse of Restrictions.

(i)    The restrictions described in Section 2(e)(ii) shall lapse with respect to the RSUs in four equal installments of 25 percent each on each of the first, second, third and fourth anniversaries of the date of this Award Agreement, such that the restrictions set forth in Section 2(e)(ii) shall have lapsed with respect to 100 percent of the RSUs on the fourth anniversary of the date of this Award Agreement.

(ii)    The restrictions described in Section 2(e)(ii) shall lapse with respect to the Performance Units on the ___ anniversary of the date of this Award Agreement (the "Measurement Date"), but only if and to the extent the Committee certifies in writing that the "Shareholder Return Goals" set forth in this subsection (ii) are met. The Shareholder Return Goals are as follows:

Shareholder Return Goal	Total Shareholder Return	Percentage of Return-Based RSUs for Which Conditions are Satisfied

Threshold Total Shareholder Return Goal	____ percentile of Peer Group	__%
Above Threshold Total Shareholder Return Goal	____ percentile of Peer Group	__%
Target Total Shareholder Return Goal Above Target Total Shareholder Return Goal Maximum Total Shareholder Return Goal	____ percentile of Peer Group ____ percentile of Peer Group ____ percentile of Peer Group	__% __% __%
The Committee shall certify on a nondiscretionary basis whether and the extent to which the Shareholder Return Goals have been met on or before the date on which the Company is required to make a book-entry registration or issue a certificate for Shares relating to the achievement of Shareholder Return Goals as set forth in Section 2(f)(viii). In the event the Committee certifies that the Threshold Total Shareholder Return Goal has not been met, then all of the Performance Units will be forfeited to the Company. In the event the Committee certifies that the Company has achieved the Maximum Total Shareholder Return Goal, the conditions shall be deemed to have been satisfied and the restrictions on a number of Performance Units equal to all of the Performance Units multiplied by two shall be removed as of the Measurement Date. In the event the Committee certifies that the Company has achieved a Total Shareholder Return that is between any of the Total Shareholder Return Goals set forth above, then the conditions with respect to the Performance Units shall be deemed to have been met for the number of Performance Units determined by linear interpolation between such Shareholder Return Goals and the restrictions on such Performance Units shall be removed as of the Measurement Date and the remainder of the Performance Units will be forfeited to the Company. The Committee has the final authority to determine on a nondiscretionary basis whether the Shareholder Return Goals have been met and to what extent.
For purposes of measuring the Shareholder Return Goals with respect to the Company and each of the companies in the Peer Group: "Total Shareholder Return" shall mean the total shareholder return calculated by subtracting 1 from the following fraction:
Numerator: Ending Stock Value
Denominator: Beginning Stock Value

"Beginning Stock Value" shall mean, with respect to the Company and each of the companies in the Peer Group, $100, invested in common stock at the average closing stock price of such company for each of the trading days in the period covering April, May and June of 2012; "Ending Stock Value" shall mean, with respect to the Company and each of the companies in the Peer Group, the average closing stock price of such company of one share of common stock for each of the trading days in the period covering April, May and June of 2015 multiplied by the sum of the number of shares represented by the Beginning Stock Value initial $100 investment plus such additional shares resulting from all dividends paid on common stock during the three-year measurement period being treated as though they are reinvested on the applicable ex-dividend dates at the applicable closing prices on such dates; and "Peer Group" shall mean _____________________. The Company's ranking relative to members of the Peer Group will be determined by listing the Company and members of the Peer Group from highest to lowest Total Shareholder Return achieved by the respective company and counting down from the company with the highest Total Shareholder Return to the Company's position within such list. In all events, the Total Shareholder Return of any member of the Peer Group shall be adjusted to give effect to any stock dividends, stock splits, reverse stock splits and similar transactions. If a company or companies in the Peer Group files for bankruptcy at any time prior to the Measurement Date, then such company or companies shall have the lowest ranking in the Peer Group. If the common stock of a company or companies in the Peer Group ceases to trade on a national securities exchange as a result of a going private transaction or other acquisition at any time prior to the Measurement Date, then such company or companies shall be removed from the Peer Group.
(iii)    The restrictions described in Section 2(e)(ii) shall lapse with respect to the Performance Cash Award on the second anniversary of the date of this Award Agreement (the "ROIC Measurement Date"), but only if and to the extent the Committee certifies in writing that the ROIC Performance Goals set forth in this subsection (iii) are met. The ROIC Performance Goals are as follows:

ROIC Level	Average ROIC	Percentage of Performance Cash Award for Which Conditions are Satisfied

Threshold ROIC Goal	__%	__%

Target ROIC Goal	__%	__%

Maximum ROIC Goal	__%	__%

The Committee shall certify on a nondiscretionary basis whether and the extent to which the ROIC Performance Goals have been met on or before the date on which the Company is required to issue you a check in redemption of your Performance Cash Award as set forth in Section 2(f)(viii). In the event the Committee certifies that the Threshold ROIC Performance Goal has not been met, then all of the Performance Cash Award will be forfeited to the Company. In the event the Committee certifies that the Maximum ROIC Goal has been met, the conditions shall be deemed to have been met for a Performance Cash Award equal to ___% of the Target Performance Cash Award. In the event the Committee certifies that the Company has achieved an ROIC that is between the Threshold ROIC Performance Goal and the Target ROIC Performance Goal or between the Target ROIC Performance Goal and the Maximum ROIC Performance Goal set forth above, then the conditions with respect to the Performance Cash Award shall be deemed to have been met for a percentage of the Performance Cash Award determined by linear interpolation between such ROIC Performance Goals and the restrictions on such Performance Cash Award shall be removed as of the ROIC Measurement Date and the remainder of the Performance Cash Award will be forfeited. The Committee has the final authority to determine on a nondiscretionary basis whether the ROIC Performance Goals have been met and to what extent.

For purposes of measuring the ROIC Performance Goals, "Average ROIC" shall mean ROIC for fiscal 20__ and fiscal 20__ divided by 2, and "ROIC" is the percentage derived from the following fraction:

Numerator: Operating Income x (1 - Tax Rate)

Denominator: (prior year-end Total Assets + current year-end Total Assets/2) – (prior year-end Current Liabilities + current year-end Current liabilities/2) – (prior year-end Cash + current year-end Cash/2)

(iv)    Notwithstanding the provisions of subsections (i), (ii) and (iii) of this Section 2(f), the restrictions described in Section 2(e)(ii) shall lapse with respect to the RSUs, the Performance Units and the Performance Cash Award (as if each of the Target Total Shareholder Return Goal and Target Performance Cash Award had been met) upon the occurrence of any of the following events:

(1)    Your death or "Disability"; or

(2)    A Change of Control of the Company.

The term "Disability" shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months. For purposes of this Section 2(f)(iv), the Target Performance Goal shall be deemed to have been met on the date the restrictions lapse by reason of the occurrence prior to the Measurement Date or ROIC Measurement Date of any of the foregoing events, so that the conditions on issuance of 100 percent of the Performance Units and the Target Performance Cash Award shall be deemed satisfied on the date of such event.

(v)    Notwithstanding the provisions of subsection (i) of this Section 2(f), upon the occurrence of your "Retirement," the restrictions described in Section 2(e)(ii) shall lapse with respect to a number of RSUs determined as follows: (x) the total number of RSUs awarded to you hereunder multiplied by a fraction, the numerator of which is equal to the number of full and partial months elapsed from the date of the Award to the date of your Retirement, and the denominator of which is 48, minus (y) the total number of RSUs which previously lapsed under Subsection (i) of this Section 2(f).

The term "Retirement" or "Retire" shall mean your voluntary "Separation from Service" (as defined in Code Section 409A), on or after the date on which you attain age 65.

(vi)    Notwithstanding the provisions of subsection (ii) of this Section 2(f), in the event that you Retire prior to the Measurement Date and the Committee subsequently determines and certifies that the Company has achieved a Shareholder Return Goal at a level at or above the Threshold Shareholder Return Goal, the restrictions described in Section 2(e)(ii) shall lapse with respect to a pro rata number of Performance Units equal to the total number of Performance Units for which the restrictions would have lapsed on the Measurement Date under Subsection (ii) of this Section 2(f) if you had not Retired prior to the Measurement Date, multiplied by a fraction, the numerator of which is equal to the number of full and partial months elapsed from the date of the Award to the date of your Retirement, and the denominator of which is 36.

(vii)    Notwithstanding the provisions of subsection (iii) of this Section 2(f), in the event that you Retire prior to the ROIC Measurement Date and the Committee subsequently determines and certifies that the Company has achieved an ROIC Goal at a level at or above the Threshold ROIC Goal, the restrictions described in Section 2(e)(ii) shall lapse with respect to a pro rata portion of the Performance Cash Award equal to the total dollar amount for which the restrictions would have lapsed on the ROIC Measurement Date under Subsection (iii) of this Section 2(f) if you had not Retired prior to the ROIC Measurement Date, multiplied by a fraction, the numerator of which is equal to the number of full and partial months elapsed from the date of the Award to the date of your Retirement, and the denominator of which is 24.

(viii)    On the date of the lapse of the restrictions in accordance with this Section 2(f), or in any event, no later than the earlier of ninety (90) days after such date or two and one half months following the end of the calendar year in which the restrictions lapsed in accordance with Section 2(f), the Company will make a book-entry registration or will issue you a certificate as provided in Section 2(c) of this Award Agreement for the Shares covered by such RSUs and Performance Units in redemption of such RSUs and Performance Units and will pay you by check in redemption of the Performance Cash Award.

3.    Agreement with Respect to Taxes; Share Withholding.

(a)    You agree that (1) you will pay to the Company or an Affiliate, as the case may be, in cash, or make arrangements satisfactory to the Company or such Affiliate regarding the payment of any taxes of any kind required by law to be withheld by the Company or any of its Affiliates with respect to the Performance Cash Award, the RSUs, the Performance Units and/or the Shares and (2) the Company or any of its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to you any taxes of any kind required by law to be withheld with respect to the Performance Cash Award, the RSUs, the Performance Units and the Shares.

(b)    You agree that, if required by applicable law, you shall pay any taxes no later than the date as of which the value of the Performance Cash Award, RSUs, Performance Units and/or Shares first become includible in your gross income for income tax purposes; provided, however, that the Committee may, in accordance with Section 11(b) of the Plan, permit you to: (i) elect withholding by the Company of cash and/or Shares otherwise deliverable to you pursuant to this Award Agreement (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company's or any Affiliate's required tax withholding of obligations using the minimum statutory withholding rates for Federal, state and/or local tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (ii) tender to the Company Shares owned by you (or by you and your spouse jointly) and acquired more than six (6) months prior to such tender in full or partial satisfaction of such tax obligations, based, in each case, on the Fair Market Value of the Shares on the payment date as determined by the Committee.

4.    Adjustment of Shares. The number of Shares subject to the RSUs and Performance Units awarded to you under this Award Agreement may be adjusted as provided in the Plan.

5.    Agreement With Respect to Securities Matters. You agree that you will not sell or otherwise transfer any Shares received pursuant to this Award Agreement except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration. Unless a registration statement relating to the Shares issuable upon the lapse of the restrictions on the RSUs and Performance Units pursuant to this Award Agreement is in effect at the time of issuance of such Shares, the certificate(s) for the Shares shall contain the following legend:

The securities evidenced by this certificate have not been registered under the Securities Act of 1933 or any other securities laws. These securities have been acquired for investment and may not be sold or transferred for value in the absence of an effective registration of them under the U.S. Securities Act of 1933 and any other applicable securities laws, or receipt by the Company of an opinion of counsel or other evidence acceptable to the Company that such registration is not required under such acts.

6.    Forfeiture and Clawback.

(a)You agree that in the event you violate the confidentiality, non-competition, non-solicitation or non-disparagement provisions of any agreement between you and the Company or any Affiliate, or any plan of the Company or any Affiliate in which you participate, you will forfeit in their entirety the Performance Cash Award, the RSUs and the Performance Units, and all of your rights thereto shall terminate without any payment of consideration by the Company.

(b)Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, you acknowledge that any incentive-based compensation paid to you hereunder may be subject to recovery by the Company under any clawback policy which the Company may adopt from time to time, including without limitation the Company's existing policy and any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company's common stock may be listed. You agree to promptly return any such incentive-based compensation which the Company determines it is required to recover from you under any such clawback policy.

7.    Compliance with 409A. The Company intends that this Award Agreement and the Plan either (a) comply with Section 409A and guidance thereunder or (b) be excepted from the provisions of Section 409A. Accordingly, the Company reserves the right and you agree that the Company shall have the right, without your consent and without prior notice to you, to amend either or both this Award Agreement and the Plan to cause this Award Agreement and the Plan to be so compliant or so excepted and to take such other actions under the Plan and this Award Agreement to achieve such compliance or exception.

8.    Certain Definitions. Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan.

[Signature Page to Follow]

If you accept this Award Agreement and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

MATRIX SERVICE COMPANY

By:
Name:
Title:

The foregoing Award Agreement is accepted by me as of ______________________, and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

«Grantee»